Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

LRAD Corporation

San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-144698, and File No. 333-125454) and Forms S-3 (File No. 333-99675, File No. 333-105740, File No. 333-107635, File No. 333-127534 and File No. 333-137289) of LRAD Corporation (the “Company”) of our report dated December 1, 2010, relating to the consolidated financial statements of LRAD Corporation and Subsidiary as of September 30, 2010 and 2009 and for each of the years then ended appearing in the Company’s Annual Report on Form 10-K.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, CA
December 1, 2010